Exhibit 99.4

GLP Capital, L.P.
GLP Financing II, Inc., Inc.

Offers to Exchange

$550,000,000 aggregate principal amount of 4.375% Senior Notes due 2018
(CUSIPs 361841 AA7 and U34073 AA1)
for $550,000,000 aggregate principal amount of 4.375% Senior Notes due 2018
(CUSIP 361841 AB5)
which have been registered under the Securities Act of 1933, as amended.

$1,000,000,000 aggregate principal amount of 4.875% Senior Notes due 2020
(CUSIPs 361841 AC3 and U34073 AB9)
for $1,000,000,000 aggregate principal amount of 4.875% Senior Notes due 2020
(CUSIP 361841 AD1)
which have been registered under the Securities Act of 1933, as amended.

$500,000,000 aggregate principal amount of 5.375% Senior Notes due 2023
(CUSIPs 361841 AE9 and U34073 AC7)
for $500,000,000 aggregate principal amount of 5.375% Senior Notes due 2023
(CUSIP 361841 AF6)
which have been registered under the Securities Act of 1933, as amended.

THE EXCHANGE OFFERS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON                        , 2014, UNLESS THE ISSUERS EXTEND OR EARLIER TERMINATE AN EXCHANGE OFFER. IF THE ISSUERS EXTEND AN EXCHANGE OFFER, THE TERM "EXPIRATION DATE" MEANS THE LATEST TIME AND DATE TO WHICH SUCH EXCHANGE OFFER IS EXTENDED. TENDERS MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE.

To:         Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

              GLP Capital, L.P. and GLP Financing II, Inc. (the "Issuers") are offering to exchange an aggregate principal amount of up to $550,000,000 of their 4.375% Senior Notes due 2018 issued on October 30, 2013, $1,000,000,000 of their 4.875% Senior Notes due 2020 issued on October 31, 2013, and $500,000,000 of their 5.375% Senior Notes due 2023 issued on October 30, 2013 (the "Old Notes") for the Issuers' 4.375% Senior Notes due 2018, the Issuers' 4.875% Senior Notes due 2020, and the Issuers' 5.375% Senior Notes due 2023, respectively, that have been registered under the Securities Act of 1933, as amended (the "New Notes"), upon the terms and subject to the conditions set forth in the Prospectus, dated                        , 2014 (the "Prospectus") and the enclosed Letter of Transmittal (the "Letter of Transmittal"). The Exchange Offers are being made to satisfy certain obligations of the Issuers contained in the Registration Rights Agreements, dated as of October 30, 2013, relating to the Issuers' 4.375% Senior Notes due 2018 and the Issuers' 5.375% Senior Notes due 2023, and the Registration Rights Agreement, dated as of October 31, 2013, relating to the Issuers' 4.875% Senior Notes due 2020, by and between the Issuers and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers referred to therein.

              We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offers. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

              1.     Prospectus dated                        , 2014;

              2.     The Letter of Transmittal for your use and for the information of your clients;

              3.     A Notice of Guaranteed Delivery to be used to accept the applicable Exchange Offer if certificates for Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis;

              4.     A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to an Exchange Offer;

              5.     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

              6.     Return envelopes addressed to Wells Fargo Bank, National Association, the Exchange Agent for the Exchange Offer.

              YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFERS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2014, UNLESS EXTENDED OR EARLIER TERMINATED BY THE ISSUERS. IF THE ISSUERS EXTEND AN EXCHANGE OFFER, THE TERM "EXPIRATION DATE" MEANS THE LATEST TIME AND DATE TO WHICH SUCH EXCHANGE OFFER IS EXTENDED. OLD NOTES TENDERED PURSUANT TO AN EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

              To participate in an Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or Agent's Message (as defined in the Letter of Transmittal) in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

              If a registered holder of Old Notes desires to tender Old Notes, but such Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under the caption "The Exchange Offer—Guaranteed Delivery Procedures."

              The Issuers will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Issuers will pay or cause to be paid all transfer taxes applicable to the exchange of Old Notes pursuant to the applicable Exchange Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

              Any inquiries you may have with respect to the procedure for tendering Old Notes pursuant to the Exchange Offers, or requests for additional copies of the enclosed materials, should be directed to Wells Fargo Bank, National Association, the Exchange Agent for the Exchange Offers, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,
GLP CAPITAL, L.P. GLP FINANCING II, INC.

              NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFERS, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures